Exhibit 5.1

April 25, 2024
Norton Rose Fulbright US LLP
FibroBiologics Inc.	1301 McKinney, Suite 5100
455 E. Medical Center Blvd.	Houston, Texas 77010-3095
Suite 300	United States
Houston, Texas 77598
Tel +1 713 651 5151
Fax +1 713 651 5246
nortonrosefulbright.com

Re: Registration Statement of FibroBiologics Inc. on Form S-1

Dear Sirs:

We have acted as counsel to FibroBiologics Inc. (the Company), a Delaware corporation, in connection with its filing of a registration statement on Form S-1 (the Registration Statement) filed by the Company under the Securities Act of 1933, as amended (the Securities Act), relating to the Company’s offering on a best efforts basis of up to 1,801,801 units (the Units), each Unit consisting of one share of the Company’s common stock, par value $0.00001 per share (the common stock), and one warrant to purchase one share of the Company’s common stock (Warrant). The Company is also registering up to 1,801,801 shares of common stock underlying the Warrants pursuant to the Registration Statement (the Warrant Shares). We have been requested by the Company to render this opinion in connection with the filing of the Registration Statement.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a) the Registration Statement;

(b) the Amended & Restated Certificate of Incorporation and Bylaws of the Company;

(c) a draft Unanimous Written Consent of the Company’s Board of Directors approving the issuance of the Units; and

(d) a Certificate of Good Standing dated April 25, 2024, issued by the Secretary of State of Delaware.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Company and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set forth in the certificates supplied by officers of the Company are complete, true and accurate as of the date hereof.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

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April 25, 2024 Page 2

The opinion set forth below is limited to the General Corporation Law of the State of Delaware in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies, (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, and (v) we express no opinion with respect to the enforceability of any waiver of any usury defense.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i) the common stock, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable;

(ii) the Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iii) the Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

Norton Rose Fulbright US LLP